Exhibit 10.1

MARYLAND FULL-SERVICE OFFICE LEASE

SEVENTY COLUMBIA CORPORATE CENTER

THIS LEASE is made and entered into as of February 28, 2013 by and between 70 CC, LLC, a Delaware limited liability company ("Landlord") and GP STRATEGIES CORPORATION, a Delaware corporation ("Tenant").

In consideration of the rents hereinafter reserved and the agreements hereinafter set forth, Landlord and Tenant mutually agree as follows:

1. SUMMARY OF TERMS.

The following is a summary of the principal terms of the Lease. Any capitalized term set forth below shall, for the purposes of this Lease, have the meaning ascribed to it in this Section 1.

A. Description of Premises

(1) Building: The building known as Seventy Columbia Corporate Center and located at 11000 Broken Land Parkway, Columbia, Maryland 21044.

(2) Business Community: Columbia Town Center

(3) Premises: Approximately 63,985 square feet of Rental Area in the Building, comprised of 21,909 square feet on the second floor, 22,999 square feet on the third floor and 19,077 square feet on the fifth floor, as shown on Schedule A.

(4) Property: The Building, the land upon which the Building is situated, the Common Area, and such additional facilities in subsequent years as may be determined by Landlord to be reasonably necessary or desirable for the management, maintenance or operation of the Building.

B. Rent

(1) Annual Basic Rent:

	PSF	Annual	Monthly
Rental Year	Basic Rent	Basic Rent	Installment
1	$25.50	$1,087,745.00*	$90,645.42*
2	$26.39	$1,125,816.08*	$93,818.01*
3	$27.32	$1,747,829.46	$145,652.45
4	$28.27	$1,809,003.49	$150,750.29
5	$29.26	$1,872,318.61	$156,026.55
6	$30.29	$1,937,849.76	$161,487.48
7	$31.35	$2,005,674.50	$167,139.54
8	$32.44	$2,075,873.11	$172,989.43
9	$33.58	$2,148,528.67	$179,044.06
10	$34.75	$2,223,727.17	$185,310.60
11	$35.97	$2,301,557.62	$191,796.47
12	$37.23	$2,382,112.14	$198,509.35

*These amounts represent four months’ rent abatement distributed evenly over the Rental Year. In the event the first Rental Year consists of twelve full months plus a partial month, the monthly installment for the partial month shall be prorated using the monthly installment amount of $135,968.13.

(2) Advance Rent: $90,645.42

(3) Security:

(a) Cash Security Deposit: None

(b) Other: None

C. Base Operating Costs: Intentionally deleted

D. Term

(1) Term: Twelve (12) years, subject to Section 4.

(2) Lease Commencement Date: The date of full execution of this Lease by Landlord and Tenant.

(3) Rental Commencement Date: As determined pursuant to Section 4.

(4) Termination Date: As determined pursuant to Section 4.

E. Notice and Payment

(1) Tenant Notice Address:

Prior to Occupying the Premises:	After Occupying the Premises:
GP Strategies Corporation	GP Strategies Corporation
6095 Marshalee Drive, Suite 300	11000 Broken Land Parkway
Elkridge, Maryland 21075	Columbia, Maryland 21044
Attn: General Counsel	Attn: General Counsel

(2) Landlord Notice Address:

70 CC, LLC

c/o The Howard Hughes Corporation

10275 Little Patuxent Parkway

Columbia, Maryland 21044

with copies to:

70 CC, LLC

c/o The Howard Hughes Corporation

13355 Noel Road, 22nd Floor

Dallas, TX 75240

Attn: General Counsel

(3) Landlord Payment Address:

70 CC, LLC

SDS-12-2980

PO Box 86

Minneapolis, MN 55486-2980

F. Brokers – Jones Lang LaSalle and Cassidy Turley Commercial Real Estate Services

2. DEFINITIONS.

For purposes of this Lease, the Schedules attached and made a part hereof and all agreements supplemental to this Lease, the following terms shall have the respective meanings as set forth in the following Section, subsection, paragraph and Schedule references:

Reference

Additional Rent	6.3
Advance Rent	1.B.
Alterations	15.1
Annual Basic Rent	1.B
Bankruptcy Code	19.1
Building	1.A
Casualty	17.1
Common Area	10.1
Default Rate	6.5
Event of Default	20.1
Event of Tenant's Bankruptcy	19.1
Insolvency Laws	19.1
Landlord Notice Address	1.E
Landlord Payment Address	1.E
Lease Commencement Date	1.D
Mortgage	27
Mortgagee	27
Premises	1.A
Public Areas	Schedule C
Renewal Term	4.3
Rental Area	3
Rental Year	6.1
Rules and Regulations	9
Tenant Allowance	5.1
Tenant Improvements	5.1
Tenant Notice Address	1.E
Tenant's Personal Property	15.3
Term	4.1
Termination Date	1.D
Transfer	25

3. LEASED PREMISES; MEASUREMENT; RIGHT OF FIRST REFUSAL.

3.1. Premises and Measurement. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises as shown on the plan attached hereto as Schedule A, together with the right to use, in common with others, the Common Area. The rental area of the Premises ("Rental Area") has been computed in accordance with the applicable formula set forth in Schedule X attached hereto and made a part hereof.

Landlord and Tenant agree that in the event the architect performing space planning for Tenant determines that the Rental Area of the Premises, as determined pursuant to Schedule X, is different from that set forth in Section 1.A.(3), Landlord and Tenant shall execute an amendment to this Lease setting forth the revised Rental Area for the Premises and adjusted Annual Basic Rent and other charges to Tenant based on the Rental Area of the Premises to reflect the increase or decrease in Rental Area.

3.2. Right of First Refusal. Subject to the provisions set forth hereinafter, Tenant shall have a continuing right of first refusal to lease from Landlord any space in the Building which is or becomes vacant and available for leasing during the Term ("Additional Premises").

If and as Landlord receives offers for Additional Premises from other prospective tenants, Landlord shall so notify Tenant in writing, such notice to include the Prevailing Market Rate, as defined in Section 4.3, for the Additional Premises; provided, however, Annual Basic Rent for any Additional Premises leased to Tenant during the first two Rental Years in the Term shall be upon the same terms and conditions as set forth in this Lease for the Premises, except that any Tenant Allowance shall be prorated over the balance of the Term, and abatement of Annual Basic Rent applicable to the Additional Premises shall be prorated over the remainder of the first two Rental Years in the Term. Upon receipt of Landlord's notice, Tenant shall have ten (10) business days after the date of such notice to accept or reject Landlord's proposal in writing. If Tenant rejects Landlord's proposal, fails to deliver notice thereof within the time period stipulated above, or fails to execute the requisite amendment to this Lease within fifteen (15) business days after receiving the same from Landlord (both parties promptly responding to comments from the other), Tenant's right of first refusal shall lapse and be of no further force and effect as to the instant offer. Tenant’s right of first refusal shall be reinstated as to any subsequent leasing of Additional Premises previously offered, excluding renewal or extension of an existing lease entered into after Tenant’s failure to enter into an amendment for such Additional Premises in response to Landlord’s notice under this Section 3.2.

Any lease of Additional Premises shall be for a lease term running concurrently with the Term of this Lease, and otherwise upon the same terms and conditions as are set forth herein for the initial Premises (except as to Annual Basic Rent, which shall be determined in accordance with the preceding paragraph) as of the effective date of an amendment incorporating the Additional Premises under this Lease and for the balance of the Term.

The foregoing right of first refusal shall not be severed from this Lease or separately sold, assigned or transferred, and shall be subject to the following additional conditions, namely: (a) that as of the effective date of the lease of the Additional Premises, at least five (5) full Rental Years shall remain in the initial Term or any Renewal Term for which Tenant has exercised its option or Tenant agrees to extend the Term at the Prevailing Market Rate as determined pursuant to Section 4.3 so that there shall be at least five (5) full Rental Years remaining in the Term or Renewal Term; (b) that, at the time that Tenant exercises this right of first refusal for any Additional Premises, there shall not be an Event of Default under this Lease; (c) that, at the time Tenant exercises this right of first refusal, Tenant shall be in occupancy and possession of the Premises; (d) that Landlord and Tenant shall enter into an amendment to this Lease to incorporate the Additional Premises and make corresponding modifications to the provisions of this Lease regarding Annual Basic Rent; (e) the holders of any superior rights to the Additional Premises (which rights exist as of the date of this Lease) have not exercised or have waived such rights; and (f) Tenant shall not have sublet all or any part of the Premises to any entity other than its parent, subsidiary or affiliated entity.

3.3. Reduction of Premises. At the end of the fifth (5th) Rental Year, and provided Tenant shall not have assigned this Lease or sublet all or any part of the Premises except to its parent, subsidiary or affiliated corporation. Tenant shall have one-time the right to reduce the size of the Premises by at least 10,000 square feet but not more than one (1) full floor (the “Surrendered Premises”) by paying to Landlord the sum of (a) the unamortized (at 6% interest over the initial Term) Tenant Improvement Allowance allocable to the Surrendered Premises, plus (b) the value of realized rent abatement allocable to the Surrendered Premises, plus (c) the unamortized portion (on a straight-line basis) of Broker’s commissions allocable to the Surrendered Premises as of the effective date of the surrender of the Surrendered Premises (“Surrender Fee”). Tenant shall give Landlord not less than two hundred seventy (270) days prior written notice of its election to reduce the Premises. Fifty percent (50%) of the Surrender Fee shall be paid by Tenant to Landlord with Tenant’s notice of surrender if the amount of the Surrender Fee is then known by Tenant, otherwise within ten (10) business days after receiving written confirmation of the Surrender Fee from Landlord, and the remaining 50% shall be paid on the date that Tenant vacates the Surrendered Premises. Any reduction of the Premises of less than an entire floor is subject to Landlord’s reasonable approval as to the location and size of the Surrendered Premises. Landlord and Tenant shall enter into an amendment to this Lease to delete the Surrendered Premises; and Tenant shall delver the Surrendered Premises to Landlord broom clean and in as good condition as when received excepting reasonable wear and tear, and otherwise in accordance with the provisions of this Lease.

4. TERM AND COMMENCEMENT OF TERM.

4.1 This Lease shall be effective and binding on the parties as of the Lease Commencement Date. The term of this Lease (the "Term") and Tenant’s obligation to pay rental hereunder shall commence on the date (the “Rental Commencement Date”) which shall be the earlier of:.

a. the date on which Tenant shall commence its regular business operations in the Premises; or

b. the later of (i) the date the Premises are Ready for Occupancy (as defined in 4.2 below) or (ii) July 15, 2013.

The Term shall be for the period of time specified in subsection 1.D.(1) plus the part of the month, if any, from the Rental Commencement Date to the first day of the first full calendar month in the Term, unless earlier terminated pursuant to any other provision of this Lease or pursuant to law. At Landlord's request, Tenant shall promptly enter into one or more supplementary written agreements, in such form as Landlord shall reasonably prescribe, specifying the Rental Commencement Date and the Termination Date.

4.21. Ready For Occupancy. For purposes hereof, the Premises shall be deemed conclusively ready for occupancy ("Ready for Occupancy") upon the completion of the following conditions:

a. Fifteen (15) days shall have elapsed after Landlord notifies Tenant of Substantial Completion of the Tenant Improvements except for punch list items; and

b. Landlord shall have received any governmental approvals which are necessary in order for Tenant to complete its work so that Tenant may occupy the Premises, unless Tenant's acts or omissions have caused such approvals to be denied, in which case Tenant shall be deemed to have waived this condition 4.2.b.

For purposes of this Lease, “Substantial Completion” means that the Tenant Improvements have been completed substantially in accordance with the Plans and Specifications, subject only to Punch List Work and potentially the installation of movable partitions, and a Temporary Approval of the Use and Occupancy Permit has been obtained which permits the Tenant to complete its work so that Tenant may occupy and conduct business in the Premises. “Punch List Work” means minor items of repair, correction, adjustment, or completion as such phrase is commonly understood in the construction industry in the Baltimore metropolitan area.

At any time after Substantial Completion of the Tenant Improvements, Tenant may enter the Premises for the purpose of installing fixtures, installing furniture, installing equipment and generally preparing the Premises for Tenant’s operations.

In the event the Premises are not Ready for Occupancy by July 30, 2013, solely because of a delay caused by Tenant, then the Premises shall be deemed Ready for Occupancy on July 30, 2013, regardless of whether construction has been completed. Landlord and Tenant acknowledge that the schedule for completion of the Tenant Improvements is aggressive and, therefore, the parties agree to adhere to the deadlines for performance set forth in Schedule Z attached hereto and made a part hereof. Failure by either party to achieve any deadline shall be considered a delay caused by such party except to the extent such failure was caused by factors beyond such party’s control, including, but not limited to, delays caused by the other party. In addition, in the event the Plans and Specifications described in Section 5.1 require modification resulting from Landlord’s review resulting in a failure to achieve a deadline set forth in Schedule Z, then the failure to achieve such deadline shall be considered a delay caused by Tenant.

If Substantial Completion of the Tenant Improvements is not achieved and the Premises are not available for Tenant for installation of furniture, fixtures, and equipment (“FF&E”) by July 15, 2013, and the delay is caused by the Landlord, then, provided such delay prevents Tenant from occupying the Premises to commence regular business operations by July 30, the Landlord shall pay, as a penalty to Tenant, a sum equal to $50,000 per month pro-rated daily for each day after July 15, 2013 that the Premises are not available to Tenant for installation of FF&E; provided, however, that if the Premises are not available to Tenant for installation of FF&E through delay caused by the Landlord, by December 1, 2013, then Tenant shall have the right to terminate this Lease by giving the Landlord sixty (60) days’ written notice. Upon such termination of this Lease, the rights, duties and obligations of the Landlord and Tenant under the Lease shall be null and void, except for Landlord’s obligation to pay Tenant the daily penalty through the termination date, and neither party shall have any further obligation to the other thereafter.

4.3. Option to Renew. Provided Tenant is in possession of the Premises and is not in default of any term, covenant or condition of this Lease beyond any applicable cure period, Tenant shall have the option to renew the Term of this Lease for two (2) consecutive additional periods of five (5) years each ("Renewal Term") to commence immediately upon the expiration of the immediately preceding Term.

Said Renewal Term shall be upon the same terms, covenants and conditions as contained in this Lease, except that (i) the Annual Basic Rent during said Renewal Term shall be at the "Prevailing Market Rate", (ii) there shall be no further option to renew except as specifically provided herein, and (iii) there shall be no abatement of rent. "Prevailing Market Rate" shall mean the market rental rate for the Premises projected to the first day of the Renewal Term (or extended Term if the determination is being made for purposes of Section 3.2), as reasonably determined by Landlord but shall not be more than the rate at which Landlord would offer such space or space of approximately the same size and location to a third party. The Prevailing Market Rate shall be adjusted to reflect whether Tenant is receiving a refurbishment allowance and or any other concession which would be offered to tenants under similar circumstances as part of the Prevailing Market Rent.

In order to exercise the option granted herein, Tenant shall notify Landlord, in writing, no later than eleven (11) months prior to the expiration of the initial Term that it is considering exercising its option to renew the Term. On receipt of such notice, Landlord will, in writing, not later than thirty (30) days after receipt of the notice from Tenant, quote to Tenant what the new Annual Basic Rent will be for the ensuing Renewal Term (“Prevailing Market Rate Notice”). Tenant shall then notify Landlord, in writing, not later than thirty (30) days after receipt of the Prevailing Market Rate Notice, as to whether or not it will exercise the option herein granted and if no such notice of exercise of the option is received, the option shall be deemed waived. In the event Tenant exercises the option, Landlord and Tenant shall execute a modification to this Lease acknowledging such renewal and setting forth the new Annual Basic Rent.

The option shall be void if, at the time of exercise of such option, (i) Tenant is not in possession of the Premises, (ii) there is an Event of Default under this Lease, (iii) Tenant fails to deliver the requisite notice thereof within the time period specified, or (iv) Tenant shall assigned this Lease or sublet all or any part of the Premises to any entity other than its parent, subsidiary or affiliated entity. The option granted herein shall not be severed from this Lease, separately sold, assigned or transferred.

5. TENANT IMPROVEMENTS; ACCEPTANCE OF PREMISES.

5.1. Tenant Improvements. Prior to the Rental Commencement Date, subject to Unavoidable Delays as defined below, Landlord shall make improvements to the Premises ("Tenant Improvements") in accordance with plans and specifications to be prepared by Tenant’s architect, Arris, a Design Studio, Inc. ("Plans and Specifications") and approved in writing by Landlord, which approval shall not be unreasonably withheld. Once the Plans and Specifications are acceptable to both parties, it is agreed that same shall be attached hereto and become a part of this Lease, being identified as Schedule B. All materials shall be building-standard materials unless otherwise specified in Schedule B. Except as otherwise specifically provided in the Tenant Allowance described below, Landlord shall not be responsible for performing or paying for the moving or installation of telephone and computer systems, wiring or cabling, or the acquisition, moving or installation of Tenant's furnishings, fixtures and equipment in the Premises. “Unavoidable Delays” shall mean delays caused by labor disputes, acts of God, strikes, civil commotion, riot, war, governmental regulations or controls, adverse weather conditions, material shortages, or any other circumstances beyond the reasonable control of Landlord. Landlord shall permit Tenant’s qualified contractor to enter the Premises during the construction of Tenant Improvements for the purpose of installing cabling, wiring and other behind-the-walls-and-ceilings fittings that are intended for use in connection with Tenant’s telephone and computer network systems; Tenant’s contractor shall observe all site safety requirements applicable to its work, comply with the instructions of the General Contractor as they pertain to access and schedule, and coordinate its activities to minimize interference with other construction activities.

Landlord agrees to bear the cost of the Tenant Improvements in an amount not to exceed Three Million Seventy-one Thousand Two Hundred Eighty Dollars ($3,071,280.00) ("Tenant Allowance") of which three percent (3%) constitutes Landlord’s construction management fee. Up to twenty-five percent (25%) of the Tenant Allowance may be used by Tenant for its acquisition and installation of communications, security, and audio-visual systems and furniture and for moving expenses. Landlord shall work with Tenant on an “open book” basis (including inviting four (4) qualified general contractors to bid on the contract). Tenant shall have the right to review the final bids and to choose the general contractor to perform the Tenant Improvements provided such contractor is licensed, bonded, insured and approved by Landlord, such approval not to be unreasonably withheld. Tenant covenants and agrees to pay to Landlord, as Additional Rent, all costs and expenses incurred by Landlord in performing the Tenant Improvements in excess of the Tenant Allowance and to pay fifty percent (50%) of such cost within five (5) business days after selection of the contractor and confirmation of such excess amount, and the remaining 50% within five (5) business days following Substantial Completion. In addition to the Tenant Allowance, Landlord agrees to reimburse Tenant for initial space planning services at a cost not to exceed the lesser of (a) twelve cents ($.12) per square foot of Rental Area, and (b) Seven Thousand Dollars ($7,000.00), with any excess space planning costs to be borne solely by Tenant.

Any other initial improvements to the Premises not shown on the Plans and Specifications are subject to Landlord's prior written approval, in its sole discretion. Any improvements approved by Landlord shall be performed by Landlord, and the total cost of construction of such additional improvements, including but not limited to the cost of developing, preparing and modifying construction drawings, together with Landlord's construction management fee of three percent (3%), shall be paid by Tenant to Landlord within thirty (30) days following receipt of an invoice for same from Landlord.

Landlord may condition its approval of any non-standard Tenant Improvements or other initial improvements upon Tenant’s agreement to remove such non-standard items at the end of the Term and to restore the Premises to a building-standard condition, including the removal of all data cabling. Landlord agrees to provide, on request by Tenant, a preliminary indication of its position regarding removal of contemplated improvements promptly following receipt of Tenant’s preliminary plans and specifications for such improvements.

5.2. Acceptance of Premises. Prior to Tenant’s occupancy of the Premises, Landlord and Tenant shall conduct a joint inspection of the Premises. Tenant's occupancy of the Premises shall be deemed to constitute acceptance of the Premises and acknowledgment by Tenant that Landlord has fully complied with its obligations hereunder to deliver the Premises to Tenant. Landlord shall have the right to enter the Premises to complete or repair any punchlist items and entry by Landlord, its agents, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent or relieve Tenant of any of its obligations under this Lease, or impose any liability upon Landlord or its agents, employees or contractors. . The Tenant’s architect shall provide electronic as-built drawings of the premises, based upon information furnished by the Contractor

6. RENT.

6.1. Annual Basic Rent. Tenant shall pay to Landlord during each Rental Year of the Term fixed rent equal to the Annual Basic Rent as set forth in subsection 1.B.(1). Annual Basic Rent shall be payable in advance on the first day of each month of the Term in equal monthly installments, without notice, demand, abatement (except as otherwise specifically provided in this Lease), deduction or set-off. If the Term of this Lease shall commence on a day other than the first day of a month, the first payment shall include any prorated Annual Basic Rent for the period from the Rental Commencement Date to the first day of the first full calendar month of the Term.

"Rental Year" shall mean each successive twelve (12) calendar month period occurring during the Term of this Lease, or portion of such a period, with the first Rental Year commencing as of the Rental Commencement Date and ending on the last day of the twelfth full calendar month thereafter and the last Rental Year ending on the Termination Date. For any Rental Year of less or more than twelve full months, Annual Basic Rent shall be adjusted accordingly. All Annual Basic Rent and Additional Rent shall be paid to Landlord at the Landlord Payment Address.

6.2. Advance Rent. Tenant shall, upon execution of this Lease, pay to Landlord an amount equal to the Advance Rent which shall be held by Landlord as security for the performance by Tenant of all of its obligations occurring prior to the Rental Commencement Date. If Tenant shall default in the performance of such obligations, Landlord may retain the Advance Rent as an offset against any damages thereby incurred by Landlord provided that the retention of such Advance Rent shall not preclude Landlord from pursuing any other remedy which it might have against Tenant. If no default shall occur by Tenant then the Advance Rent shall be applied against the installment of Annual Basic Rent payable for the month identified in subsection 1.B.(2).

6.3. Additional Rent. Tenant shall pay to Landlord as additional rent ("Additional Rent") all other sums of money which shall become due and payable hereunder. Unless a date for payment is otherwise specified herein, all Additional Rent shall be due and payable within thirty (30) days of invoicing by Landlord.

6.4 Security Deposit. Intentionally omitted.

6.5. Late Charge. If Tenant fails more than once during any period of twelve consecutive months during the Term to make any payment of Annual Basic Rent, Additional Rent, or other sums required to be paid hereunder on or before the fifth (5th) day after the date when payment is due, then for the second and each subsequent failure during such twelve-month period, Tenant shall pay to Landlord, as Additional Rent, a late charge to cover extra administrative costs and loss of use of funds equal to (a) five percent (5%) of the amount due for the first month or portion thereof that such amount is past due plus (b) interest on the amount remaining unpaid thereafter at the rate of ten percent (10%) per annum; provided, however, that should such late charge at any time violate any applicable law, the late charge shall be reduced to the highest rate permitted by law (the foregoing rate being herein referred to as the "Default Rate"). Landlord's acceptance of any rent after it has become due and payable shall not excuse any delays with respect to future rental payments or constitute a waiver of any of Landlord's rights under this Lease.

7. OPERATING COST ESCALATIONS. Intentionally omitted.

8. USE, CARE AND REPAIR OF PREMISES BY TENANT.

8.1. Permitted Uses; Prohibited Building Tenants. Tenant shall use and occupy the Premises solely for general office and training purposes in accordance with applicable zoning regulations and for no other purpose. Tenant shall not do anything or permit anything to be done in or on the Premises, or bring or keep anything therein which will, in any way, obstruct, injure, annoy or interfere with the rights of Landlord or other tenants, or subject Landlord to any liability for injury to persons or damage to property, or interfere with the good order of the Building, or conflict with the laws, rules or regulations of any Federal, state, city or local authority.

Beginning on the Lease Commencement Date and continuing throughout the Term, provided Tenant is in occupancy of the Premises, has not assigned or sublet the Premises to any entity other than its parent, subsidiary or affiliated entity and is not in default under this Lease beyond any applicable notice and cure period, Landlord shall not lease space in the Building to any clinical, medical, dental or similar non-business-office tenant; provided, however, nothing herein shall prohibit Landlord from leasing space on the first floor of the Building to retail tenants whose use or reputation would not detract from the image of the Building as a first-class office building.

8.2. Care of Premises. Subject to Landlord’s obligations under Section 11, Tenant shall, at its sole expense, keep the Premises and the improvements and appurtenances therein in good order and condition consistent with the operation of a first-class office building, and at the expiration of the Term, or at the sooner termination of this Lease as herein provided, deliver up the same broom clean and in as good order and condition as at the beginning of the Term, ordinary wear and tear and damage by fire or other casualty excepted. Tenant, at its sole expense, shall promptly replace damaged or broken doors and glass in and about the interior of the Premises and shall be responsible for the repair and maintenance of all special or custom Tenant Improvements and Alterations, including, without limitation, the repair and replacement of appliances and equipment installed specifically for Tenant such as refrigerators, disposals, computer room air conditioning, sinks and special plumbing (excluding restroom plumbing, which Landlord shall maintain in good order and condition), special light fixtures and bulbs for those special fixtures, non-standard outlets and plug-in strips, and special cabinetry. Consistent with the provisions of Section 22, Tenant shall pay for all property damage sustained by other tenants or occupants of the Building, due to any waste, misuse or neglect by Tenant of the Premises and any fixtures and appurtenances related thereto or due to any breach of this Lease by Tenant, its employees, agents, representatives or invitees.

8.3. Hazardous Materials.

(a) "Hazardous Material(s)" means any substance that, by itself or in combination with other materials, is either (i) potentially injurious to public health, safety, or the environment; or (ii) now or in the future regulated by any federal, state, or local governmental authority as potentially injurious to public health, safety, or the environment.

(b) With the exception of minor amounts of Hazardous Materials customarily and lawfully used in conjunction with the Permitted Use, Tenant, its employees, contractors, agents, and any party acting on behalf of Tenant, shall not store, use, treat, generate, or dispose of Hazardous Materials at the Property.

(c) Tenant, its employees, contractors, agents, and any party acting on behalf of Tenant shall comply, and shall keep the Premises in compliance (except when noncompliance is caused by Landlord, its employees, contractors or agents), with all laws and regulations relating to Hazardous Materials ("Environmental Laws"); and in addition Tenant shall:

(i)	Promptly provide Landlord with copies of any document, correspondence, report or communication, written or oral, relating to Hazardous Materials at or affecting the Property (x) to or from any regulatory body, or (y) stating a basis for any potential liability or responsibility of Tenant, Landlord, or the Property; including all such documents, correspondence, reports or communications prepared by or on behalf of Tenant. In addition to the above, at Landlord's request, Tenant shall provide copies of any and all records and communications whatsoever relating to Hazardous Materials at or affecting the Property.

(ii)	Immediately notify Landlord in the event of a suspected or confirmed release of a Hazardous Material or violation of Environmental Laws at or affecting the Property and caused by or related to the operations of Tenant, its employees, contractors, agents, or any party acting on behalf of Tenant and, at Landlord's sole option, unless Tenant has then already begun responding to such release or violation in a commercially responsible manner and in accordance with Environmental Laws, either promptly remediate or correct such release or violation to Landlord's satisfaction or reimburse Landlord's cost of remediation (including reasonable attorneys' and consultants' fees); and compensate Landlord and/or third parties for all resultant property damage.

(iii)	Permit Landlord reasonable access to the Premises for the purpose of conducting an environmental audit or testing, the cost of which shall be borne by Landlord unless the results indicate activity prohibited by Environmental Laws or hereunder.

(iv)	Upon expiration or other termination of this Lease, remove all Hazardous Materials from the Premises that were introduced by or for Tenant, and upon request certify that Tenant has only had in the Premises minor amounts of Hazardous Materials customarily and lawfully used in conjunction with the permitted use or, if Tenant is unable or refuses to provide such certification, at Landlord's option cause to be performed and provided to Landlord an environmental audit of the Premises, using a consultant reasonably acceptable to Landlord, and correct, at its expense, any deficiencies noted by the audit; Tenant shall have no obligation to remove, or liability for, Hazardous Materials affecting the Property prior to the Lease Commencement Date or that are not introduced to the Property by or for Tenant.

(d) Landlord shall comply with all Environmental Laws regarding its storage, use, treatment, generation, and disposal of Hazardous Materials, and, if required by law, shall promptly remediate any release of Hazardous Materials or correct any violation of Environmental Laws at or affecting the Property and resulting from such storage, use, treatment, generation or release.

(e) This Section 8.3 shall survive the expiration or other termination of this Lease.

8.4. Compliance with Laws. Tenant, at its sole cost and expense, shall conform to and comply with and shall cause the Premises to conform to and comply with all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, and ordinances applicable to Tenant or resulting from Tenant's use or occupancy of the Premises or the Property or any part thereof. Landlord, at its sole cost and expense, shall cause the Common Area to conform to and comply with all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, and ordinances applicable to Landlord or resulting from Landlord’s operation of the Property as a first class office building with retail and food service tenants.

9. RULES AND REGULATIONS.

Tenant and its agents and invitees shall abide by and observe the rules and regulations attached hereto as Schedule C for the operation and maintenance of the Building or any new rules and regulations which may from time to time be issued by Landlord ("Rules and Regulations"), provided that any new rules or regulations are not inconsistent with the provisions of this Lease. Nothing in this Lease shall be interpreted to impose upon Landlord any duty or obligation to enforce any such rules and regulations against any other tenant in the Building, and Landlord shall not be liable to Tenant for any violation of these rules and regulations by any other tenant or its agents or invitees.

10. COMMON AREA.

10.1. Definition of Common Area. As used herein, "Common Area" means those areas and facilities which may be furnished by Landlord on or near the Property, as designated by Landlord from time to time, intended for the general common use and benefit of all tenants of the Building and their agents, representatives, licensees, employees and invitees, including, without limitation, any and all stairs, landings, roofs, utility and mechanical rooms and equipment, building systems and equipment, service closets, corridors, elevators, lobbies, lavatories and other public areas of the Building and all parking areas, access roads, pedestrian walkways, plazas and landscaped areas.

10.2. Use of Common Area. Tenant shall have the non-exclusive right to use the Common Area in common with Landlord, other tenants in the Building, and others entitled to the use thereof, subject to such reasonable rules and regulations governing the use of the Common Area as Landlord may from time to time prescribe and subject to such easements therein as Landlord may from time to time grant to others. Tenant shall not obstruct in any way any portion of the Common Area or in any way interfere with the rights of other persons entitled to use the Common Area and shall not, without the prior written consent of Landlord, use the Common Area in any manner, directly or indirectly, for the location or display of any merchandise or property belonging to Tenant or for the location of signs relating to Tenant's operations in the Premises. The Common Area shall at all times be subject to the exclusive control and management of Landlord.

10.3. Alterations to the Common Area. Landlord reserves the right at any time and from time to time (i) to change or alter the location, layout, nature or arrangement of the Common Area or any portion thereof, including but not limited to the arrangement and/or location of entrances, passageways, doors, corridors, stairs, lavatories, elevators, parking areas, and other public areas of the building, and (ii) to construct additional improvements on the Property and make alterations thereof or additions thereto and build additional stories on or in any such buildings or build adjoining same; provided, however, that no such change or alteration shall deprive or materially impair Tenant’s access to the Premises or use of parking spaces, or reduce the Rental Area of the Premises, unless such reduction is required by Federal, State or local laws or regulations, in which event, a reduction in the Premises shall be permitted with a commensurate reduction in rent. Landlord shall have the right to close temporarily all or any portion of the Common Area to such extent as may, in the reasonable opinion of Landlord, be necessary to prevent a dedication thereof to the public, provided that Tenant is not thereby denied access to the Premises or use of parking spaces, or for repairs, replacements or maintenance to the Common Area, provided such repairs, replacements or maintenance are performed expeditiously and in such a manner as not to deprive Tenant of access to the Premises.

10.4. Maintenance. Landlord covenants to keep, maintain, manage and operate the Common Area and to provide services to the Premises in accordance with Section 11, in a manner consistent with the operation of a first class office building, and to keep the sidewalks, parking areas and driveways, if any, constituting a portion of the Common Area clean and reasonably clear of snow and ice. Landlord reserves the right of access to the Common Area through the Premises for the purposes of operation, decoration, cleaning, maintenance, safety, security, alterations and repairs.

11. SERVICES AND UTILITIES.

So long as Tenant is not in an Event of Default under this Lease, Landlord shall provide the following facilities and services to Tenant, the cost of which is included in the Annual Basic Rent (except as otherwise provided herein):

a. At least three (3) elevators subject to call at all times during normal business hours, and including at least one elevator on Sundays and holidays.

b. During "normal business hours" as hereinafter defined, central heating and air conditioning during the seasons of the year when these services are normally and usually furnished, and within the temperature ranges and in such amounts normally or usually furnished in comparable office buildings in the immediate vicinity. For the purposes of this paragraph b, the term "normal business hours" shall mean the periods from 8:00 a.m. until 6:00 p.m. on business days and from 8:00 a.m. until 12:00 p.m. on Saturdays. Landlord shall provide the aforesaid services at other times, at Tenant's expense, provided Tenant gives Landlord notice by 1:00 p.m. on weekdays for after-hour service on the next weekday, by 1:00 p.m. the day before a holiday for service on a holiday, and by 1:00 p.m. on Friday for after-hour service on Saturday or service on Sunday. Such after-hour, holiday or special weekend service shall be charged to Tenant at a cost of Sixty-five Dollars ($65.00) per hour per floor or partial floor for a minimum of three (3) hours. Landlord reserves the right to adjust, from time to time, the rate at which such services shall be provided corresponding to adjustments in Landlord's costs. Tenant shall pay for such service, as Additional Rent, promptly upon receipt of an invoice with respect thereto. For purposes of this Lease, the term “holiday” shall mean New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

c. Reasonable amounts of electric current for lighting and normal and customary items of office equipment (subject to the provisions of Section 12 below).

d. Cleaning in Landlord's standard manner, which shall include at least the services listed in Schedule Y attached hereto and made a part hereof.

e. Replacement of light tubes, bulbs and ballasts for building standard lighting fixtures. All light tube or bulb replacements for special non-standard lighting fixtures shall be furnished and installed by Landlord at Tenant's expense.

f. Rest room facilities and necessary lavatory supplies, including hot and cold running water at the points of supply, as provided for general use of all tenants in the Building and routine maintenance, painting, and electric lighting service for all public areas of the Building in such manner as Landlord deems reasonable, but no less than what is customarily furnished in first class office buildings in the Baltimore/Columbia metropolitan area.

g. Access to the Premises twenty-four (24) hours per day, seven (7) days each week.

Any failure by Landlord to furnish the foregoing services, resulting from circumstances beyond Landlord's reasonable control or from interruption of such services due to repairs or maintenance, shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor relieve Tenant from any of its obligations hereunder. Landlord shall expeditiously take such actions as may be necessary to restore any interrupted service resulting from conditions or circumstances that can be changed or mitigated by Landlord. If any public utility or governmental body shall require Landlord or Tenant to restrict the consumption of any utility or reduce any service for the Premises or the Building, Landlord and Tenant shall comply with such requirements, whether or not the utilities and services referred to in this Section 11 are thereby reduced or otherwise affected, without any liability on the part of Landlord to Tenant or any other person or any reduction or adjustment in rent payable hereunder. Landlord and its agents shall be permitted reasonable access to the Premises for the purpose of installing and servicing systems within the Premises deemed necessary by Landlord to provide the services and utilities referred to in this Section 11 to Tenant and other tenants in the Building.

In the event any failure to supply services continues uninterrupted for a period of greater than two (2) consecutive business days and thereby renders the Premises wholly or partially untenantable, the rent shall be abated to the extent of such untenantability commencing on the third (3rd) day.

If Landlord fails (i) for two (c) consecutive business days to supply the cleaning services for the Premises required by clause (d) of this Section 11, or (ii) to cure (or commence and diligently undertake to cure) within five (5) business days after receiving notice thereof from Tenant a failure to perform the maintenance, replacements or repairs for the Premises required under clause (e) of this Section 11 or by Sections 10.4 or 14 of this Lease, then Tenant shall have the right to provide such supplies and/or perform such maintenance, replacements and repairs for the Premises and to deduct the cost thereof from the installments of Annual Basic Rent or Additional Rent due hereunder; provided, however, Tenant shall have no right to maintain or repair building systems or equipment.

Landlord reserves the right to charge Tenant the reasonable cost, based on usage, of the removal of all trash and the reasonable cost of water/sewerage or electric service to the extent Tenant's trash disposal, water/sewerage and/or electrical usage exceeds, in Landlord's reasonable opinion, normal usage for an office tenant.

12. ELECTRIC CURRENT.

Landlord shall be under no obligation to furnish electrical energy to Tenant in amounts greater than needed for lighting and normal and customary items of equipment for general office purposes, and Tenant shall not install or use on the Premises any electrical equipment, appliance or machine which shall require amounts of electrical energy exceeding the standard wattage provided for the Building, unless the installation and use of such additional electrical equipment, appliance, or machine has been approved by Landlord pursuant to terms and conditions set forth in a separate agreement, which approval may be conditioned upon the payment by Tenant, as Additional Rent, of the cost of the additional electrical energy and modifications to the Building's electrical system required for the operation of such electrical equipment, appliance, or machine.

13. LOSS, DAMAGE AND INJURY.

To the maximum extent permitted by law, Tenant shall occupy and use the Premises, the Building and the Common Area at Tenant's own risk. Consistent with the provisions of subsection 16.4, Tenant's Personal Property and personal items of those claiming by, through or under Tenant, located in or on the Premises or the Building shall be and remain at the sole risk of Tenant or such other person.

No representation, guaranty, assurance, or warranty is made or given by Landlord that the communications or security systems, devices or procedures used, if any, will be effective to prevent injury to Tenant or any other person or damage to, or loss (by theft or otherwise) of any of Tenant's Personal Property or of the property of any other person, and Landlord reserves the right to discontinue or modify at any time such communications or security systems, devices, or procedures without liability to Tenant, but Landlord shall give notice to Tenant prior to discontinuing or modifying any Building security system, unless the systems is immediately replaced by a systems performing the same function or the modification does not adversely affect the functionality of the system.

14. REPAIRS BY LANDLORD.

Landlord shall keep the Premises and the Building and all machinery, equipment, fixtures and systems of every kind attached to, or used in connection with the operation of, the Building, including all electrical, heating, mechanical, sanitary, sprinkler, utility, power, plumbing, cleaning, refrigeration, ventilating, air conditioning and elevator systems and equipment (excluding, however, lines, improvements, systems and machinery for water, gas, steam and electricity owned and maintained by any public utility company or governmental agency or body) in good order and repair consistent with the operation of the Building as a first-class office building. Landlord, at its expense, shall make all repairs and replacements necessary to comply with its obligations set forth in the immediately preceding sentence, except for (a) repairs required to be made by Tenant pursuant to Section 8 and (b) repairs caused by the willful misconduct of Tenant, its agents, employees, invitees and guests, which repairs shall be made by Landlord at the cost of Tenant, and for which Tenant shall pay promptly, as Additional Rent, upon receipt of an invoice setting forth the cost of such repairs. Except as provided in Section 11, there shall be no abatement in rents due and payable hereunder and no liability on the part of Landlord by reason of any inconvenience or annoyance arising from Landlord's making repairs, additions or improvements to the Building in accordance with its obligations hereunder.

15. ALTERATIONS, TITLE AND PERSONAL PROPERTY.

15.1. Alterations. Tenant shall in no event make or permit to be made any alteration, modification, substitution or other change of any nature to the mechanical, electrical, plumbing, HVAC , and sprinkler systems within or serving the Premises. After completion of Tenant's Improvements within the Premises, Tenant shall not make or permit any other improvements, alterations, fixed decorations, substitutions or modifications, structural or otherwise, to the Premises or the Building ("Alterations") without the prior written approval of Landlord, which approval shall not unreasonably be withheld, conditioned or delayed. Landlord's approval shall include the conditions under which acceptable Alterations may be made. Alterations shall include, but not be limited to, the installation or modification of carpeting, walls, partitions, counters, doors, shelves, lighting fixtures, hardware, locks, ceiling, window and wall coverings; but shall not include the initial Tenant's Improvements placed within the Premises pursuant to subsection 5.1. All Alterations shall be based on complete plans and specifications prepared and submitted by Tenant to Landlord for approval, except in the instance of cosmetic changes, such as painting and carpeting, in which case Tenant shall provide Landlord with samples showing colors, styles, etc. Tenant may itself, or by engaging qualified contractors, make cosmetic changes, non-structural information-technology-related installations, and non-structural Alterations costing less than $25,000. All other Alterations shall be made by Landlord, after competitive bidding and selection of a contractor reasonably approved by Tenant, at Tenant's sole cost, payable by Tenant, as Additional Rent, within thirty (30) days after receipt of an invoice for same from Landlord, which cost shall include Landlord's standard construction management fee, not to exceed three percent (3%) of construction costs.

Tenant shall be responsible for the cost of any additional improvements within the Premises or the Common Area required by The Americans with Disabilities Act of 1990 as a result of Tenant's Alterations.

If Tenant makes any Alterations without the prior consent of Landlord, then, in addition to Landlord's other remedies, Landlord may correct or remove such Alterations and Tenant shall pay the cost thereof, as Additional Rent, on demand.

15.2. Title. The Tenant Improvements, all Alterations and all equipment, machinery, and other property or improvements installed in or affixed to the Premises by or on behalf of Landlord or Tenant, other than Tenant's Personal Property, (a) shall immediately become the property of Landlord, except as provided in Section 5.1, and (b) shall remain upon and be surrendered to Landlord with the Premises as a part thereof at the end of the Term. Notwithstanding the foregoing, Landlord may, upon notice to Tenant at the time its consent is requested for Alterations to be made, elect that any Alterations be removed at the end of the Term, and thereupon, Landlord shall at Tenant's sole expense, cause such Alterations to be removed and restore the Premises to its condition prior to the making of such Alterations, reasonable wear and tear and damage by fire or other casualty excepted. Tenant shall promptly reimburse Landlord, as Additional Rent, for the cost of such work, which reimbursement obligation shall survive termination of the Lease.

15.3. Tenant's Personal Property. "Tenant's Personal Property" means all equipment, machinery, furniture, furnishings and/or other property now or hereafter installed or placed in or on the Premises by and at the sole expense of Tenant, or to which not more than 5% of the Tenant Allowance has been applied and which (a) is not used, or was not procured for use, in connection with the operation, maintenance or protection of the Premises or the Building; (b) is removable without damage to the Premises or the Building; and (c) is not a replacement of any property of Landlord, whether such replacement is made at Tenant's expense or otherwise. Notwithstanding any other provision of this Lease, Tenant's Personal Property shall not include any Alterations or any improvements or other property installed in or on, or affixed to, the Premises as part of Tenant's Improvements, whether or not installed or affixed at Tenant's expense. Tenant shall promptly pay all personal property taxes on Tenant's Personal Property, as applicable. Provided that Tenant is not then in default of any of its obligations under this Lease, Tenant may remove all Tenant's Personal Property from the Premises at the termination of this Lease. Any property belonging to Tenant or any other person which is left in the Premises after the date the Lease is terminated for any reason shall be deemed to have been abandoned. In such event, Landlord shall have the right to declare itself the owner of such property and to dispose of it in whatever manner Landlord considers appropriate without waiving its right to claim from Tenant all expenses and damages caused by Tenant's failure to remove such property, and Tenant shall not have any right to compensation or claim against Landlord as a result.

16. INSURANCE.

16.1. Tenant's Insurance. Tenant, at its expense, shall obtain and maintain in effect as long as this Lease remains in effect and during such other time as Tenant occupies the Premises or any part thereof insurance policies in accordance with the following provisions.

A. Coverage.

(i) commercial general liability insurance policy, including insurance against assumed or contractual liability under this Lease, with respect to the Property, to afford protection with limits, per occurrence, of not less than Two Million Dollars ($2,000,000), combined single limit, with respect to personal injury, bodily injury, including death, and property damage and Four Million Dollars ($4,000,000) aggregate (occurrence form) which insurance may provide for a commercially reasonable deductible.

(ii) all-risk property insurance policy, including theft, written at replacement cost value and with replacement cost endorsement, covering all of Tenant's Personal Property, Alterations and Tenant Improvements in the Premises to the extent paid for directly by Tenant, and covering loss of income resulting from casualty, which insurance may provide for a commercially reasonable deductible.

(iii) worker's compensation or similar insurance policy offering statutory coverage and containing statutory limits, which policy shall also provide Employer's Liability Coverage of not less than Five Hundred Thousand Dollars ($500,000) per occurrence.

(iv) Tenant shall require any contractor retained by it to perform work on the Premises to carry and maintain, at no expense to Landlord, during such times as contractor is working in the Premises, (a) commercial general liability insurance policy, including, but not limited to, contractor's liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor's protective liability coverage, to afford protection with limits per person and for each occurrence, of not less than Two Million Dollars ($2,000,000), combined single limit, and with respect to personal injury and death and property damage, Two Million Dollars ($2,000,000) aggregate (occurrence form) and Two Million Dollars ($2,000,000) aggregate completed operations; (b) automobile liability insurance in the amount of One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage; (c) worker's compensation insurance or similar insurance in form and amounts as required by law; and (d) any other insurance reasonably required by Landlord or any Mortgagee for the work being performed.

(v) Notwithstanding anything set forth above in this subsection 16.1 to the contrary, all dollar limits specified herein shall be increased from time to time as reasonably necessary to effect economically equivalent insurance coverage, or coverage deemed adequate in light of then existing circumstances.

B. Policies.

Such policies shall be maintained with companies licensed to do business in the State where the Premises are located and in form reasonably acceptable to Landlord and will be written as primary policy coverage and not contributing with, or in excess of, any coverage which Landlord shall carry. Such policies shall be provided on an occurrence form basis unless otherwise approved by Landlord and shall include Landlord and its managing agent as additional insured as to coverage under paragraphs 16.1.A.(i) and 16.1.A.(iv). Such policies shall also contain a waiver of subrogation provision and a provision stating that such policy or policies shall not be canceled except after thirty (30) day's written notice, said notice to be mailed to the address in this Lease for sending notices to Landlord. All such policies of insurance shall be effective as of the date Tenant occupies the Premises and shall be maintained in force at all times during the Term of this Lease and all other times during which Tenant shall occupy the Premises. Tenant shall deposit the policy or policies of such required insurance or certificates thereof with Landlord prior to the Rental Commencement Date.

16.2. Tenant's Failure to Insure. If Tenant shall fail to obtain insurance as required under this Section 16, Landlord may, but shall not be obligated to, obtain such insurance, and in such event, Tenant shall pay, as Additional Rent, the premium for such insurance upon demand by Landlord.

16.3. Compliance with Policies. Tenant shall not do or allow to be done, or keep, or allow to be kept, anything in, upon or about the Premises which will contravene Landlord's policies insuring against loss or damage by fire, other casualty, or any other cause, including without limitation, public liability, or which will prevent Landlord from procuring such policies in companies acceptable to Landlord. If any act or failure to act by Tenant in and about the Building and the Premises shall cause the rates with respect to Landlord's insurance policies to be increased beyond those rates that would normally be applicable for such limits of coverage, Tenant shall pay, as Additional Rent, the amount of any such increases upon demand by Landlord.

16.4. Waiver of Right of Recovery. Except as provided in Section 8.3, neither party, including Landlord's managing agent, shall be liable to the other party, including Landlord's managing agent, or to any insurance company (by way of subrogation or otherwise) insuring the other party, for any loss or damage to any building, structure or other tangible property, or loss of income resulting therefrom, or losses under worker's compensation laws and benefits even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees. The provisions of this Section 16.4 shall not limit the indemnification for liability to third parties pursuant to Section 22.

16.5. Landlord's Insurance. Landlord shall carry commercial general liability insurance with regard to the Property to afford protection with limits, per occurrence, of not less than Two Million Dollars ($2,000,000), combined single limit, with respect to personal injury, bodily injury, including death, and property damage and Five Million Dollars ($5,000,000) aggregate (occurrence form) and all-risk property insurance written at replacement cost value and with replacement cost endorsement, covering the Property, including Tenant Improvements to the extent paid for with the Tenant Allowance, but excluding Alterations and Tenant's Personal Property.

Landlord shall not be obligated to repair any damage to Tenant's Personal Property, Tenant Improvements not paid for with the Tenant Allowance or Alterations or replace the same.

17. DAMAGE AND DESTRUCTION.

17.1. Landlord's Obligation to Repair and Reconstruct. If, as the result of fire, the elements, accident or other casualty (any of such causes being referred to herein as a "Casualty"), the Premises shall be rendered wholly or partially untenantable (damaged to such an extent as to preclude Tenant's use of the Premises for the purposes originally intended), then, subject to the provisions of subsection 17.2, Landlord shall cause such damage to be repaired, including Tenant Improvements and Alterations to the extent of Landlord’s insurance for such items,, and the Annual Basic Rent and Additional Rent (but not any Additional Rent due Landlord either by reason of Tenant's failure to perform any of its obligations hereunder or by reason of Landlord's having provided Tenant with additional services hereunder) shall be abated proportionately as to the portion of the Premises rendered untenantable during the period of such untenantability. All such repairs shall be made at the expense of Landlord, subject to the availability of insurance proceeds and Tenant's responsibilities set forth herein. Landlord shall not be liable for interruption to Tenant's business or for damage to or replacement or repair of Tenant's Personal Property, all of which replacement or repair shall be undertaken and completed by Tenant, at Tenant's expense. If such damage is not fully repaired within six (6) months after the date of the Casualty, Tenant may cancel this Lease without liability by giving Landlord notice within thirty (30) days’ after the expiration of such six-month period.

If the Premises shall be damaged by Casualty, but the Premises shall not be thereby rendered wholly or partially untenantable, Landlord shall promptly cause such damage to be repaired and there shall be no abatement of rent reserved hereunder.

17.2. Termination of Lease. (A) If the Premises are (1) rendered wholly untenantable, or (2) damaged as a result of any cause which is not covered by Landlord's insurance, or (B) if the Building is damaged to the extent of fifty percent (50%) or more of the gross leasable area thereof, or (C) if, for reasons beyond Landlord's control or by virtue of the terms of any financing of the Building, sufficient insurance proceeds are not available for the reconstruction or restoration of the Building or Premises, then, in any of such events, Landlord or Tenant may elect to terminate this Lease by giving the other notice of such election within ninety (90) days after the occurrence of such event, or after the insufficiency of such proceeds becomes known to Landlord, whichever is applicable. If such notice is given, the rights and obligations of the parties shall cease as of the date set forth in such notice, and the Annual Basic Rent and Additional Rent (but not any Additional Rent due Landlord either by reason of Tenant's failure to perform any of its obligations hereunder or by reason of Landlord's having provided Tenant with additional services hereunder) shall be adjusted as of the date set forth in such notice, or, if the Premises were rendered untenantable, as of the date of the Casualty. Notwithstanding the foregoing, in the event Landlord repairs, reconstructs or restores the Building, but proceeds of Landlord’s and Tenant’s insurance are insufficient to restore the Tenant Improvements and Alterations, then Landlord shall not have the right to terminate this Lease if Tenant provides the additional funds necessary to reconstruct the Tenant Improvements and Alterations.

17.3. Demolition of the Building. If the Building shall be so substantially damaged that it is reasonably necessary, in Landlord's judgment, to demolish the Building for the purpose of reconstruction, Landlord may demolish the same, in which event the Annual Basic Rent and Additional Rent (but not any Additional Rent due Landlord either by reason of Tenant's failure to perform any of its obligations hereunder or by reason of Landlord's having provided Tenant with additional services hereunder) shall be abated to the same extent as if the Premises were rendered wholly untenantable by a Casualty.

17.4. Insurance Proceeds. If the Lease is not terminated pursuant to subsection 17.2, Landlord shall, subject to the terms of any Mortgage, disburse and apply any insurance proceeds received by Landlord to the restoration and rebuilding of the Building in accordance with subsection 17.1 hereof. All insurance proceeds payable with respect to the Premises and the Building shall belong to and shall be payable to Landlord. Notwithstanding anything to the contrary, Tenant shall be entitled to receive all proceeds payable with respect to Tenant's Personal Property.

18. CONDEMNATION.

18.1. Termination. If either the entire Premises or the Building shall be acquired or condemned by any governmental authority under its power of eminent domain for any public or quasi-public use or purpose, this Lease shall terminate as of the date of vesting or acquisition of title in the condemning authority and the rents hereunder shall be abated on that date. If less than the whole but more than twenty-five percent (25%) of the Rental Area of the Premises (leaving insufficient space for Tenant to operate its business in a commercially reasonable manner without having to secure space outside the Building) or more than fifty percent (50%) of the total area of the Building (even if the Premises are unaffected) or such portion of the Common Area as shall render the Premises or the Building untenantable should be so acquired or condemned, Landlord and Tenant shall each have the option to terminate this Lease by notice given to the other within ninety (90) days of such taking. In the event that such a notice of termination is given, this Lease shall terminate as of the date of vesting or acquisition of title in the condemning authority and the Annual Basic Rent and Additional Rent (but not any Additional Rent due Landlord either by reason of Tenant's failure to perform any of its obligations hereunder, or by reason of Landlord's having provided Tenant with additional services hereunder) shall be adjusted as of such date.

If (a) neither Landlord nor Tenant shall exercise their respective options to terminate this Lease, as hereinabove set forth, or (b) some lesser portion of the Premises or the Building or Common Area, which does not give rise to a right to terminate pursuant to this subsection 18.1, is taken by the condemning authority, this Lease shall continue in force and effect and Landlord shall exercise commercially reasonable diligence to cause the remaining portion of the Premises or Property affected by such taking, including Tenant Improvements and Alterations, to be repaired or restored within sixty (60) days after being affected to a condition consistent with unaffected adjacent areas to preserve an appearance and condition consistent with a first class office building, but from and after the date of the vesting of title in the condemning authority, the Annual Basic Rent payable hereunder during the unexpired portion of the Term shall be reduced in proportion to the reduction in the total Rental Area of the Premises, and any Additional Rent (but not any Additional Rent due Landlord either by reason of Tenant's failure to perform any of its obligations hereunder, or by reason of Landlord's having provided Tenant with additional services hereunder) payable pursuant to the terms hereof shall be adjusted to reflect the diminution of the Premises and/or the Building, as the case may be.

18.2. Rights to Award. Tenant shall have no claim against Landlord arising out of the taking or condemnation, or arising out of the cancellation of this Lease as a result of any such taking or condemnation, or for any portion of the amount that may be awarded as damages as a result of any taking or condemnation, or for the value of any unexpired portion of the Term, or for any property lost through condemnation, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such award with regard to the Premises; provided, however, that, in the event of a total taking, Tenant may assert any claim it may have against the condemning authority for compensation for Tenant's Personal Property lost thereby, loss of income, and for any relocation expenses compensable by statute and receive such awards therefor as may be allowed in the condemnation proceedings provided that such awards shall be made in addition to, and stated separately from, the award made for the Building, the underlying land and the Premises. Landlord shall have no obligation to contest any taking or condemnation.

19. BANKRUPTCY.

19.1. Event of Bankruptcy. For purposes of this Lease, each of the following shall be deemed an "Event of Tenant's Bankruptcy":

(a)	if Tenant becomes insolvent, as defined in the Bankruptcy Code, or under the Insolvency Laws;

(b)	the commencement of any action or proceeding for the dissolution or liquidation of Tenant or for the appointment of a receiver or trustee of the property of Tenant, whether instituted by or against Tenant, if not bonded or discharged within thirty (30) days of the date of the commencement of such proceeding or action;

(c)	if Tenant files a voluntary petition under the Bankruptcy Code or Insolvency Laws;

(d)	if there is filed an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency laws, which is not dismissed within sixty (60) days of filing, or results in issuance of an order for relief against the debtor; and

(e)	if Tenant makes or consents to an assignment of its assets, in whole or in part, for the benefit of creditors, or to a common law composition of creditors.

As used herein, (i) "Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C. Section 101 et. seq. as amended or any successor statute and (ii) Insolvency Laws means the insolvency laws of any state or territory of the United States.

19.2. Assumption by Trustee. If Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Landlord's right to terminate this Lease under Section 20 hereof shall be subject to the applicable rights (if any) of the Trustee in Bankruptcy to assume or assign this Lease as then provided for in the Bankruptcy Code. However, the Trustee in Bankruptcy must give to Landlord and Landlord must receive proper written notice of the Trustee's assumption or rejection of this Lease, within sixty (60) days (or such other applicable period as is provided for in the Bankruptcy Code) after the date of the Trustee's appointment. The failure of the Trustee to give notice of the assumption within the period shall conclusively and irrevocably constitute the Trustee's rejection of this Lease and waiver of any rights of the Trustee to assume or assign this Lease. The Trustee shall not have the right to assume or assign this Lease unless the Trustee (i) promptly and fully cures all defaults under this Lease, (ii) promptly and fully compensates Landlord for all monetary damages incurred as a result of such default, and (iii) provides to Landlord adequate assurance of future performance. In the event Tenant is unable to: (i) cure its defaults, (ii) reimburse Landlord for its monetary damages, or (iii) pay the Rent due under this Lease on time, then Tenant hereby agrees in advance that it has not met its burden to provide adequate assurance of future performance, and this Lease may be terminated by Landlord in accordance with Section 20.

19.3. Tenant's Guarantor's Bankruptcy. Notwithstanding any of the other provisions of this Lease, in the event Tenant's obligations under this Lease are guaranteed by a guarantor, and said guarantor shall voluntarily or involuntarily come under the jurisdiction of the Bankruptcy Code, and thereafter said guarantor or its trustee in bankruptcy, under the authority of and pursuant to applicable provisions thereof, shall determine to assign the guarantee obligations of said guarantor hereunder, Tenant and its said guarantor agree that (a) said guarantor or its trustee will provide Landlord sufficient information enabling it to independently determine whether Landlord will incur actual and substantial detriment by reason of such assignment, and (b) "adequate assurance of future performance" in regard to such guarantee obligations of said guarantor, as that term is generally defined under the Bankruptcy Code, will be provided to Landlord by said guarantor or its trustee and its assignee as a condition of said assignment.

20. DEFAULT PROVISIONS AND REMEDIES.

20.1. Events of Default. Each of the following shall be deemed an Event of Default by Tenant under this Lease:

a. failure of Tenant to pay Annual Basic Rent, Additional Rent, or any other sum required to be paid under the terms of this Lease, including late charges, within five (5) business days after Landlord gives Tenant written notice of such failure);

b. failure by Tenant to perform or observe any other term, covenant, agreement or condition of this Lease, on the part of Tenant to be performed (other than those obligations of Tenant set forth in subsection 16.2 for which Tenant shall be entitled to receive no prior notice, and other than the conditions set forth in paragraphs 20.1.a, c, d, e, f and g, which shall be governed solely by the provisions set forth herein), within thirty (30) days after notice thereof from the Landlord, unless such performance shall reasonably require a longer period, in which case Tenant shall not be deemed in default if Tenant commences the required performance promptly and thereafter pursues and completes such action diligently and expeditiously and in any event within not more than thirty (30) days;

c. the filing of a tax or mechanic's lien suit or claim against any property of Tenant which is not bonded or discharged and/or dismissed within thirty (30) days of the date Tenant receives notice that such lien is filed;

d. abandonment of the Premises by Tenant, provided if Tenant continues to timely pay the Annual Basic Rent, Additional Rent and all other amounts due Landlord hereunder, Landlord’s sole remedy shall be either to terminate this Lease or, at Landlord’s sole option, to terminate Tenant’s right of occupancy hereunder;

e. an Event of Tenant's Bankruptcy or the rejection of this Lease in a Bankruptcy or similar proceeding by Tenant or by operation of law;

f. the sale of Tenant's interest in the Premises under attachment, execution or similar legal process

g. the failure of Tenant to vacate the Premises upon the expiration of the Term, or the earlier termination thereof pursuant to the other provisions hereof.

20.2. Remedies. Upon the occurrence of an Event of Default, Landlord, without notice to Tenant in any instance (except where expressly provided for below or by applicable law) may do any one or more of the following:

(a)	Sell at public or private sale all or any part of the goods, chattels, fixtures and other Tenant's Personal Property which are or may be put into the Premises during the Term, whether exempt or not from sale under execution or attachment (it being agreed that said property shall at all times be bound within a lien in favor of Landlord subject to the provisions of Section 21) and apply the proceeds of such sale, first, to the payment of all costs and expenses of conducting the sale or caring for or storing said property (including all attorneys' fees), second, toward the payment of any indebtedness, including (without limitation) indebtedness for Annual Basic Rent, which may be or may become due from Tenant to Landlord, and third, to pay Tenant, on demand in writing, any surplus remaining after all indebtedness of Tenant to Landlord has been fully paid;

(b)	perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant has failed to perform and of which Landlord shall have given Tenant notice, the cost of which performance by Landlord, together with interest thereon at the Default Rate from the date of such expenditure, shall be payable by Tenant to Landlord, as Additional Rent, upon demand. Notwithstanding the provisions of this clause (b) and regardless of whether an Event of Default shall have occurred, Landlord may exercise the remedy described in clause (b) without any notice to Tenant if Landlord, in its good faith judgment, believes it would be materially injured by failure to take rapid action or if the unperformed obligation of Tenant constitutes an emergency;

(c)	elect to terminate this Lease and the tenancy created hereby by giving notice of such election to Tenant, and reenter the Premises, by summary proceedings or otherwise, and remove Tenant and all other persons and property from the Premises, and store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby;

(d)	declare any option which Tenant may have to renew the Term or expand the Premises to be null and void and of no further force and effect; or

(e)	exercise any other legal or equitable right or remedy which it may have.

Any costs and expenses incurred by Landlord (including, without limitation, reasonable attorneys' fees) in enforcing any of its rights or remedies under this Lease shall be paid to Landlord by Tenant, as Additional Rent, upon demand.

20.3. Damages. If this Lease is terminated by Landlord pursuant to subsection 20.2.(c), Tenant nevertheless shall remain liable for (a) any Annual Basic Rent, Additional Rent, and damages which may be due or sustained prior to such termination, and (b) all reasonable costs, fees and expenses including, but not limited to, attorneys' fees, costs and expenses incurred by Landlord in pursuit of its remedies hereunder or in renting the Premises to others from time to time. In addition, Landlord may recover from Tenant additional damages to compensate Landlord for loss of rent resulting from termination of the Lease, which, at the election of Landlord, shall be either:

(i)	An amount equal to the rent which, but for termination of this Lease, would have become due during the remainder of the Term, less the amount of rent, if any, which Landlord shall receive during such period from others to whom the Premises may be rented (other than any Additional Rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), in which case such damages shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following termination of the Lease and continuing until the date on which the Term would have expired but for such termination; any suit or action brought to collect any such damages for any month shall not in any manner prejudice the right of Landlord to collect any damages for any subsequent month by a similar proceeding; or

(ii)	an amount equal to the present worth (as of the date of such termination) of rent which, but for termination of this Lease, would have become due during the remainder of the Term, in which case such damages shall be payable to Landlord in one lump sum on demand and shall bear interest at the Default Rate until paid. For purposes of this clause (ii), "present worth" shall be computed by discounting such amount to present worth at a discount rate equal to one percentage point above the discount rate then in effect at the Federal Reserve Bank nearest to the location of the Property.

Damages shall be due and payable immediately upon demand by Landlord following any termination of this Lease pursuant to subsection 20.2.

If this Lease is terminated pursuant to subsection 20.2., Landlord may re-lease the Premises or any part thereof, alone or together with other premises, for such term(s) (which may be greater or less than the period which otherwise would have constituted the balance of the Term) and on such terms and conditions (which may include concessions or free rent and alterations of the Premises) as Landlord, in its sole discretion, may determine. The failure or refusal of Landlord to re-lease the Premises or any part or parts thereof shall not release or affect Tenant's liability for damages.

Notwithstanding the above, in the event of the termination of this Lease by reason of Tenant's bankruptcy or insolvency, Landlord shall have the right to prove and/or obtain as damages an amount equal to the greater of the maximum allowed under the Lease or any statute or rule of law in effect at the time.

20.4. No Waiver. No act or omission by Landlord shall be deemed to be an acceptance of a surrender of the Premises or a termination of Tenant's liabilities hereunder, unless Landlord shall execute a written release of Tenant. Tenant's liability hereunder shall not be terminated by the execution by Landlord of any new lease for all or any portion of the Premises or the acceptance of rent from any assignee or subtenant.

20.5. Remedies Not Exclusive. All rights and remedies of Landlord set forth in this Lease shall be cumulative, and none shall exclude any other right or remedy, now or hereafter allowed by or available under any statute, ordinance, rule of court, or the common law, either at law or in equity, or both. For the purposes of any suit brought or based hereon, this Lease shall be construed to be a divisible contract, to the end that successive actions may be maintained on this Lease as successive periodic sums shall mature hereunder. The failure of Landlord to insist, in any one or more instances, upon a strict performance of any of the covenants, terms and conditions of this Lease or to exercise any right or option herein contained shall not be construed as a waiver or a relinquishment for the future, of such covenant, term, condition, right or option, but the same shall continue and remain in full force and effect unless the contrary is expressed by Landlord in writing. The receipt by Landlord of rents hereunder, with knowledge of the breach of any covenant hereof or the receipt by Landlord of less than the full rent due hereunder, shall not be deemed a waiver of such breach or of Landlord's right to receive the full rents hereunder, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in writing and signed by Landlord.

20.6. Persistent Failure to Pay Rent. In addition to any other remedies available to Landlord pursuant to this Lease or by law, upon an Event of Default under subsection 20.1.a., on three (3) separate occasions during any twelve (12) month period, regardless of whether or not such prior defaults have been cured, Landlord shall have the right to declare the Default Rate applicable to late payments of Rent thereafter during the Term to be twice the amounts set forth in Section 6.5 (i.e., 10% and 20%).

21. LANDLORD'S LIEN.

21.1. Tenant hereby grants to Landlord a lien and security interest on all property of Tenant now or hereafter placed in or upon the Premises, and such property shall be and remain subject to such lien and security interest of Landlord for payment of all Rent and other sums agreed to be paid by Tenant herein. It is provided, however, the Landlord shall not have a lien which would be superior to a lien from a lending institution, supplier or leasing company, if such lending institution, supplier or leasing company has a security interest in the equipment, furniture or other tangible personal property.

21.2. The provisions of this paragraph relating to such lien and security interest shall constitute a security agreement under and subject to the Uniform Commercial Code of the state where the Premises are located so that Landlord shall have and may enforce a security interest on all property of Tenant now or hereafter placed in or on the Premises, in addition to and cumulative of the Landlord's liens and rights provided by law or by the other terms and provisions of this Lease.

22. INDEMNITY.

To the maximum extent permitted by law, Tenant shall indemnify, hold harmless and (at Landlord's option) defend Landlord, its agents, servants and employees from and against all claims, actions, losses, costs and expenses (including reasonable attorneys' and other professional fees), judgments, settlement payments, and, whether or not reduced to final judgment, all liabilities, damages, or fines paid, incurred or suffered by any third parties to the extent arising from (a) any Event of Default by Tenant under the terms of this Lease, (b) the use or occupancy of the Property by Tenant or any person claiming through or under Tenant, and/or (c) any acts or omissions of Tenant or any contractor, agent, employee, invitee or licensee of Tenant in or about the Property; provided, however, if Tenant or its contractor, agent, employee, invitee or licensee was not directly responsible, then Landlord shall not be entitled to incidental, prospective or consequential damages. The foregoing indemnity is in addition to, and not in substitution for, any indemnity given by Tenant to Landlord under subsection 8.3. Tenant’s indemnification obligation shall survive the expiration of the Term or the earlier termination of this Lease.

To the maximum extent permitted by law, Landlord shall indemnify, hold harmless and (at Tenant's option) defend Tenant, its agents, servants and employees from and against all claims, actions, losses, costs and expenses (including reasonable attorneys' and other professional fees), judgments, settlement payments, and, whether or not reduced to final judgment, all liabilities, damages, or fines paid, incurred or suffered by any third parties to the extent arising from (a) any failure by Landlord to carry out its obligations under the terms of this Lease, and/or (b) any acts or omissions of Landlord or any contractor, agent, employee, or licensee of Landlord in or about the Property; provided, however, if Landlord or its contractor, agent, employee, invitee or licensee was not directly responsible, then Tenant shall not be entitled to incidental, prospective or consequential damages. The foregoing indemnity is in addition to, and not in substitution for, any other indemnity given by Landlord to Tenant under this Lease. Landlord’s indemnification obligation shall survive the expiration of the Term or the earlier termination of this Lease.

23. LIMITATION ON LANDLORD LIABILITY.

The term "Landlord" as used in this Lease shall mean only the owner or the Mortgagee or its trustees, as the case may be, then in possession of the Property so that in the event of any transfer by Landlord of its interest in the Property, the Landlord in possession immediately prior to such transfer shall be, and hereby is, entirely released and discharged from all covenants, obligations and liabilities of Landlord under this Lease accruing after such transfer. In consideration of the benefits accruing hereunder, Tenant, for itself, its successors and assigns, covenants and agrees that, in the event of any actual or alleged failure, breach or default hereunder by the Landlord, and notwithstanding anything to the contrary contained elsewhere in this Lease, the remedies of Tenant under this Lease shall be solely and exclusively limited to Landlord's interest in the Property.

24. LANDLORD OBLIGATIONS.

Landlord agrees to perform all of its obligations under this Lease in a first class manner consistent with the standards applicable to similar buildings in the vicinity of the Building. Landlord shall be excused for the period of any delay in the performance of any of its obligations when the delay is due to any cause or causes beyond Landlord's control which include, without limitation, acts of God, all labor disputes, governmental regulations or controls, civil unrest, war, adverse weather condition, fire or other casualty, inability to obtain any material, services, or financing unless otherwise provided for in this Lease. Except where specifically set forth in this Lease, there shall be no abatement, set-off or deduction of Annual Basic Rent or Additional Rent due under this Lease.

25. ASSIGNMENT AND SUBLETTING.

25.1. Prohibited Without Landlord's Consent. Tenant agrees for itself and its permitted successors and assigns in interest hereunder that it will not (a) assign or otherwise transfer, mortgage or otherwise encumber this Lease or any of its rights hereunder; (b) sublet the Premises or any part thereof or permit the occupancy or use of the Premises or any part thereof by any person other than Tenant; and/or (c) permit the assignment or other transfer of this Lease or any of Tenant's rights hereunder by operation of law (each of the events referred to in the foregoing clauses (a), (b) and (c) being hereinafter referred to as a "Transfer"), without the prior written consent of Landlord in each instance first obtained, which consent may be given or withheld in Landlord's sole and absolute subjective discretion, and any consent given shall not constitute a consent to any subsequent Transfer. Any attempted Transfer without Landlord's consent shall be null and void and shall not confer any rights upon any purported transferee, assignee, mortgagee, sublessee, or occupant. No Transfer, regardless of whether Landlord's consent has been granted or withheld, shall be deemed to release Tenant from any of its obligations hereunder or to alter, impair or release the obligations of any person guaranteeing the obligations of Tenant hereunder. Tenant hereby indemnifies Landlord against liability resulting from any claim made against Landlord by any assignee or subtenant or by any broker claiming a commission in connection with the proposed Transfer.

Notwithstanding the foregoing, Landlord shall not unreasonably withhold, condition or delay its consent to a subletting or assignment of this Lease by Tenant provided that: (a) if an assignment of this Lease is contemplated, the proposed transferee has a financial capacity and net worth, in combination with the financial capacity and net worth of the Tenant, sufficient to fulfill the terms of this Lease, as determined by Landlord based on financial information about such transferee provided by Tenant or such transferee; (b) the proposed use of the Premises by the proposed transferee is permitted by this Lease and is compatible with the operation of the Building; (c) the proposed transferee wants to lease more than 3,500 square feet and is not a prospect actively engaged in lease discussions with Landlord or its agent for the Building or a letter of intent has not been signed with the proposed transferee for space in any other building owned or operated by Landlord or its affiliate within the Business Community, and (d) an Event of Default does not then exist under this Lease.

Provided an Event of Default does not then exist under this Lease, Tenant shall have the right to assign this Lease or sublet the Premises to a parent, subsidiary or affiliate corporation of Tenant (“Tenant’s Affiliate”) without the consent of Landlord. Tenant shall deliver written notice to Landlord of any such Transfer. The foregoing waiver of right to consent does not constitute a waiver of the right of Landlord to consent to any Transfer not specifically permitted hereby.

25.2. Stock Transfer. (intentionally deleted)

25.3. Rents from Transfer.

In the event of any Transfer (except a Transfer to Tenant’s Affiliate), whether consented to by Landlord or not, any and all amounts received by Tenant as a result of such Transfer minus Tenant’s reasonable, actual out-of-pocket costs in effecting such Transfer, shall be the property of Landlord , to the extent the same (determined on a square foot basis) are greater than the Annual Basic Rental (on a square foot basis) payable under this Lease, it being the parties' intent that any profit resulting from such Transfer shall belong solely to Landlord, but the same shall not be deemed to be a consent by Landlord to any such Transfer or a waiver of any right or remedy of Landlord hereunder.

25.4. Procedure for Obtaining Landlord's Consent.

A. In the event that, at any time or from time to time prior to or during the Term, Tenant desires to Transfer this Lease in whole or in part, whether by operation of law or otherwise, Tenant shall submit to Landlord for its consideration (a) in writing, the name and address of the proposed subtenant or assignee, a reasonably detailed statement of the proposed subtenant's or assignee's business and reasonably detailed financial references and information concerning the financial condition of the proposed subtenant or assignee, (b) a disclosure of the rents to be paid by any subtenant in excess of the rents reserved hereunder or the premium to be paid for the assignment, and (c) if a subletting, a description of the area of the Premises to be sublet. Tenant agrees to pay Landlord, as Additional Rent, all reasonable third-party costs incurred by Landlord in connection with any actual or proposed Transfer, including, without limitation, the costs of making investigations as to the acceptability of a proposed subtenant or assignee and legal costs incurred in connection with any requested consent.

B. Landlord's consent to an assignment of this Lease shall be effective upon the execution by Tenant, the assignee, and Landlord of an assignment document prepared by Landlord in which the assignee shall agree to assume, observe, perform, and be bound by, all of Tenant's obligations under this Lease and Tenant shall agree to remain primarily liable for such obligations.

Any consent by Landlord to a subletting of all or a portion of the Premises shall be deemed to have been given only upon the delivery by Landlord to Tenant of a consent document prepared and executed by Landlord expressly consenting to such subletting.

25.5. Additional Provisions Respecting Transfers.

A. Without limiting Landlord's right to withhold its consent to any Transfer by Tenant, and regardless of whether Landlord shall have consented to any such Transfer, neither Tenant nor any other person having an interest in the possession, use or occupancy of the Premises or any part thereof shall enter into any lease, sublease, license, concession, assignment or other Transfer or agreement for possession, use or occupancy of all or any portion of the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the space so leased, used or occupied, and any such purported lease, sublease, license, concession, assignment or other Transfer or agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use or occupancy of all or any part of the Premises. Upon any Transfer of this Lease (other than a Transfer to Tenant’s Affiliate), any option which Tenant may have to renew the Term or to expand or decrease the size of the Premises shall be null and void.

B. Tenant agrees to pay Landlord Seven Hundred Fifty Dollars and No Cents ($750.00) to reimburse Landlord for attorneys’ fees and administrative expense for the review, processing and preparation of any document(s) evidencing Landlord’s consent in connection with a Transfer.

26. HOLDING OVER.

Tenant agrees to vacate the Premises at the end of the Term, or earlier termination thereof, and Landlord shall be entitled to the benefit of all summary proceedings to recover possession of the Premises at the end of the Term. If Tenant remains in possession of the Premises without Landlord’s consent after the expiration of the Term, such action shall not renew this Lease by operation of law and nothing herein shall be deemed as a consent by Landlord to Tenant's remaining in the Premises. If Tenant fails to vacate the Premises as required, Landlord may consider Tenant as either (a) a "Tenant-at-Will" (i.e. month-to-month tenant) liable for the payment of rent at the then market rate as determined by Landlord or (b) as a "Tenant-Holding Over" liable for an amount equal to the actual damages incurred by Landlord as a result of Tenant's holding over, including, without limitation, all incidental, prospective and consequential damages and attorney's fees, but in no event shall such amount be less than an amount equal to 150% of the Annual Basic Rent, and Additional Rent, reserved hereunder applicable to the period of the holdover. In either event, all other covenants of this Lease shall remain in full force and effect.

27. SUBORDINATION AND ATTORNMENT.

This Lease is subject and subordinate to the liens of all mortgages, deeds of trust and other security instruments now or hereafter placed upon the Building or the Property or any portion thereof and all ground and other underlying leases from which Landlord's interest is derived (said mortgages, deeds of trust, other security instruments, and ground leases being hereinafter referred to as "Mortgages" and the mortgagees, beneficiaries, secured parties, and ground lessors thereunder from time to time being hereinafter called "Mortgagees"), and to any and all renewals, extensions, modifications, or refinancings thereof, without any further act of the Tenant. If requested by Landlord, however, Tenant shall promptly execute any certificate or other reasonable document confirming such subordination. Tenant agrees that, if any proceedings are brought for the foreclosure of any of the Mortgages, Tenant, if requested to do so by the purchaser at the foreclosure sale, who shall also recognize Tenant’s rights to continued use and occupancy of the Premises under this Lease, shall attorn to the purchaser, recognize the purchaser as the landlord under this Lease, and make all payments required hereunder to such new landlord without any deduction or set-off of any kind whatsoever. Tenant waives the provisions of any law or regulation, now or hereafter in effect, which may give, or purport to give, Tenant any right to terminate this Lease or to alter the obligations of Tenant hereunder in the event that any such foreclosure or termination or other proceeding is prosecuted or completed.

Notwithstanding anything contained herein to the contrary, any Mortgagee may at any time subordinate the lien of its Mortgages to the operation and effect of this Lease without obtaining the Tenant's consent thereto, by giving the Tenant written notice thereof, in which event this Lease shall be deemed to be senior to such Mortgages without regard to the respective dates of execution and/or recordation of such Mortgages and this Lease and thereafter such Mortgagee shall have the same rights as to this Lease as it would have had were this Lease executed and delivered before the execution of such Mortgages.

Notwithstanding anything in this Section 27 to the contrary, Landlord shall use reasonable efforts to obtain from any current and future Mortgagee a non-disturbance agreement in form reasonably acceptable to Tenant and such Mortgagee.

If, in connection with obtaining financing for the Building, a Mortgagee shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder, or adversely affect the leasehold interest hereby created or Tenant's use and enjoyment of the Premises, or increase the amount of Annual Basic Rent and Additional Rent payable hereunder.

28. ESTOPPEL CERTIFICATES.

Tenant shall, without charge, at any time and from time-to-time, within fifteen (15) days after receipt of request therefor by Landlord, execute, acknowledge and deliver to Landlord a written estoppel certificate, in such form as reasonably may be determined by Landlord, certifying to Landlord, Landlord's Mortgagee, any purchaser of Landlord's interest in the Building, or any other person designated by Landlord, as of the date of such estoppel certificate, the following, without limitation: (a) whether Tenant is in possession of the Premises; (b) whether this Lease is in full force and effect; (c) whether there have been any amendments to this Lease, and if so, specifying such amendments; (d) whether there are then existing any set-offs or defenses against the enforcement of any rights hereunder, and if so, specifying such matters in detail; (e) the dates, if any, to which any rent or other charges have been paid in advance and the amount of any Security Deposit held by Landlord; (f) that Tenant has no knowledge of any then existing defaults of Landlord under this Lease, or if there are such defaults, specifying them in detail; (g) that Tenant has no knowledge of any event having occurred that authorizes the termination of this Lease by Tenant, or if such event has occurred, specifying it in detail; and (h) the address to which notices to Tenant under this Lease should be sent. Any such certificate may be relied upon by the person or entity to whom it is directed or by any other person or entity who could reasonably be expected to rely on it in the normal course of business. The failure of Tenant to execute, acknowledge and deliver such a certificate in accordance with this Section 28 within fifteen (15) days after a request therefor by Landlord shall constitute an acknowledgment by Tenant, which may be relied on by any person who would be entitled to rely upon any such certificate, that such certificate as submitted by Landlord to Tenant is true and correct.

29. PEACEFUL AND QUIET POSSESSION.

Tenant, if and so long as it pays all rents due hereunder and performs and observes the other terms and covenants to be performed and kept by it as provided in this Lease, shall have the peaceable and quiet possession of the Premises during the Term free of any claims of Landlord or anyone claiming by, through or under Landlord, subject, however, to the terms of this Lease and to matters of public record existing as of the date of this Lease.

30. LANDLORD'S ACCESS TO PREMISES.

Landlord and its agents may at any reasonable time upon not less than one (1) business days’ notice to Tenant and without incurring any liability to Tenant, other than liability arising under Section 22, enter the Premises to inspect them or to make alterations or repairs or for any purpose which Landlord considers necessary for the repair, operation, or maintenance of the Building; provided, however, that in the case of an emergency, Landlord may enter the Premises at any time. Tenant shall allow the Premises to be exhibited by Landlord (a) at any reasonable time upon not less than one (1) business days’ notice to Tenant to any representative of a lender or to any prospective purchaser of the Building or Landlord's interest therein or (b) within twelve (12) months of the end of the Term to any persons who may be interested in leasing the Premises.

31. RELOCATION. Intentionally deleted.

32. BROKERS, COMMISSIONS, ETC.

Landlord and Tenant acknowledge, represent and warrant each to the other that, except as listed in Section 1.F., no broker or real estate agent brought about or was involved in the making of this Lease and that no brokerage fee or commission is due to any other party as a result of the execution of this Lease. Landlord shall compensate the broker(s) identified in Section 1.F. in accordance with separate agreements executed between Landlord and such broker(s). Each of the parties hereto agrees to indemnify and hold harmless the other against any claim by any broker, agent or finder based upon the execution of this Lease and predicated upon a breach of the above representation and warranty.

33. RECORDATION.

Neither Landlord nor Tenant shall record this Lease, any amendment to this Lease or any other memorandum of this Lease without the prior written consent of the other party, which consent may be withheld in the sole discretion of either party and, in the event such consent is given, the party requesting such consent and recording shall pay all transfer taxes, recording fees and other charges in connection with such recording. Notwithstanding the above, Tenant covenants that if at any time any mortgagee or ground lessor relating to the financing of the Property shall require the recordation of this Lease, or if the recordation of this Lease shall be required by any valid governmental order, or if any governmental authority having jurisdiction in the matter shall assess and be entitled to collect transfer taxes, documentary stamp taxes, or both, on this Lease, Tenant, upon the request of Landlord, shall execute such instruments, including a Memorandum of this Lease, as may be necessary to record this Lease, and the parties shall share equally all recording fees, transfer taxes and documentary stamp taxes, payable on, or in connection with, this Lease or such recordation, except in the event recordation is required by Landlord or Landlord’s Mortgagee, in which event Landlord shall pay all such fees and taxes.

34. MISCELLANEOUS.

34.1. Severability. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

34.2. Applicable Law. This Lease shall be given effect and construed by application of the laws of the state where the Property is located, and any action or proceeding arising hereunder shall be brought in the courts of the State where the Premises are located.

34.3. Authority. If Tenant is a corporation or partnership, the person executing this Lease on behalf of Tenant represents and warrants that Tenant is duly organized and validly existing; that this Lease has been authorized by all necessary parties, is validly executed by an authorized officer or agent of Tenant and is binding upon and enforceable against Tenant in accordance with its terms.

The undersigned agent of Landlord represents and warrants that it is authorized and empowered to enter into this Lease Agreement on behalf of the Landlord.

34.4. No Discrimination. It is Landlord's policy to comply with all applicable state and federal laws prohibiting discrimination in employment based on race, age, color, sex, national origin, disability, religion, or other protected classification. It is further intended that the Building shall be operated so that all prospective tenants thereof, and all customers, employees, licensees and invitees of all tenants shall have equal opportunity to obtain all the goods, services, accommodations, advantages, facilities and privileges of the Building without discrimination because of race, age, color, sex, national origin, disability, or religion. To that end, Tenant shall not discriminate in the conduct and operation of its business in the Premises against any person or group of persons because of the race, age, color, sex, religion, national origin or other protected classification of such person or group of persons.

34.5. Integration of Agreements. This writing is intended by the parties as a final expression of their agreement and is a complete and exclusive statement of its terms, and all negotiations, considerations and representations between the parties hereto are incorporated herein. No course of prior dealings between the parties or their agents shall be relevant or admissible to supplement, explain, or vary any of the terms of this Lease. Acceptance of, or acquiescence to, a course of performance rendered under this Lease or any prior agreement between the parties or their agents shall not be relevant or admissible to determine the meaning of any of the terms or covenants of this Lease. Other than as specifically set forth in this Lease, no representations, understandings or agreements have been made or relied upon in the making of this Lease. This Lease can only be modified by a writing signed by each of the parties hereto.

34.6. Third Party Beneficiary. Except as expressly provided elsewhere in this Lease, nothing contained in this Lease shall be construed so as to confer upon any other party the rights of a third party beneficiary.

34.7. Captions; Gender. The captions used in this Lease are for convenience only and do not in any way limit or amplify the terms and provisions hereof. As used in this Lease and where the context so requires, the singular shall be deemed to include the plural and the masculine shall be deemed to include the feminine and neuter, and vice versa.

34.8. Successors and Assigns. Subject to the express provisions of this Lease to the contrary (e.g., Section 25), the terms, provisions and covenants contained in this Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

34.9. Waiver of Jury Trial. Landlord and Tenant hereby expressly waive trial by jury in any action or proceeding or counterclaim brought by either party hereto against the other party on any and every matter, directly or indirectly arising out of or with respect to this Lease, including, without limitation, the relationship of Landlord and Tenant, the use and occupancy by Tenant of the Premises, any statutory remedy and/or claim of injury or damage regarding this Lease.

34.10. Joint and Several Liability. In the event that two (2) or more persons (i.e., natural persons, corporations, partnerships, associations and other legal entities) shall sign this Lease as Tenant, the liability of each such party to pay all rents due hereunder and perform all the other covenants of this Lease shall be joint and several. In the event Tenant is a general partnership or a limited partnership with two or more general partners, the liability of each partner, or general partner, under this Lease shall be joint and several.

34.11. Notices. All notices, demands and requests required under this Lease shall be in writing. All such notices, demands and requests shall be deemed to have been properly given if sent by United States certified mail, return receipt requested, postage prepaid, or hand delivered, or overnight delivery, addressed to Landlord or Tenant, at the Landlord Notice Address and Tenant Notice Address, respectively. Either party may designate a change of address by written notice to the other party, in the manner set forth above. Notice, demand and requests which shall be served by certified mail in the manner aforesaid, shall be effective upon receipt (or refusal to accept delivery) after mailing, as evidenced by return receipt. Notices sent by overnight delivery shall be deemed to have been given the day of delivery (or refusal to accept delivery). Without intending to limit the generality of the foregoing requirement that all notices, demands and requests be in writing, there are certain provisions in this Lease where, for emphasis alone, such requirement is reiterated.

34.12. Effective Date of this Lease. Unless otherwise expressly provided, all terms, conditions and covenants by Tenant contained in this Lease shall be effective as of the date first above written.

34.13. Mechanics' Liens. In the event that any mechanics' or materialmen's lien, suit or claim shall at any time be filed against the Premises purporting to be for work, labor, services or materials performed or furnished by any third party to Tenant or anyone holding the Premises through or under Tenant, Tenant shall cause the same to be dismissed and/or discharged of record or bonded within thirty (30) days after receiving notice of the filing thereof. If Tenant shall fail to cause such lien to be discharged and/or dismissed or bonded within thirty (30) days after receiving notice of the filing thereof, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due; and the amount so paid by Landlord, and all costs and expenses, including reasonable attorneys' fees incurred by Landlord in procuring the discharge of such lien, shall be due and payable by Tenant to Landlord, as Additional Rent, on the first day of the next succeeding full calendar month. Notice is hereby given that Landlord shall not be liable for any labor or materials furnished to Tenant upon credit and that no mechanics', materialmen's or other liens for any such labor or materials shall attach to or affect the estate or interest of Landlord in and to the land and improvements of which the Premises are a part.

34.14. Waiver of Right of Redemption. Tenant hereby expressly waives (to the extent legally permissible) for itself and all persons claiming by, through or under it, any right of redemption or right to restore the operation of this Lease under any present or future law in the event Tenant is dispossessed for any proper cause, or in the event Landlord shall obtain possession of the Premises pursuant to the terms of this Lease. Tenant understands that the Premises are leased exclusively for business, commercial and mercantile purposes and therefore shall not be redeemable under any provision of law.

34.15. Mortgagee's Performance. If requested by any Mortgagee, Tenant shall give such Mortgagee written notice of any default by Landlord under this Lease and a reasonable opportunity to cure such default. Tenant shall accept performance of any of Landlord's obligations hereunder by any ground lessor or mortgagee relating to the financing of the Property.

34.16. Mortgagee's Liability. No mortgagee or ground lessor relating to the financing of the Property, not in possession of the Premises or the Building, shall have any liability whatsoever hereunder.

34.17. Schedules. Each writing or plat referred to herein as being attached hereto as a schedule or exhibit is hereby made a part hereof, with the same full force and effect as if such writing or plat were set forth in the body of this Lease.

34.18. Time of Essence. Time shall be of the essence of this Lease with respect to the performance by Tenant and Landlord of their respective obligations hereunder.

34.19. Amendment. This Lease may be amended by and only by an instrument executed and delivered by each party hereto. No amendments of this Lease entered into by Landlord and Tenant, as aforesaid, shall impair or otherwise affect the obligations of any guarantor of Tenant's obligations hereunder, all of which obligations shall remain in full force and effect and pertain equally to any such amendments, with the same full force and effect as if the substance of such amendments was set forth in the body of this Lease.

34.20. Parking. During the Term and any Renewal Term, Landlord shall provide free, unreserved parking for Tenant and its employees and customers in either structured or surface parking areas adjacent to the Building at the ratio of three spaces per 1,000 square feet of Floor Area pursuant to the Parking Easement and Cost Sharing Agreement dated June 13, 2012, and recorded among the Land Records of Howard County, Maryland, in Liber 14081, folio 294. Additional free, unreserved parking is available in parking areas accessible to the Building pursuant to the Loop Declaration and Agreement dated December 1, 1970, and recorded among the Land Records aforesaid in Liber 552, folio 425, as amended, to which the Property is subject. Landlord agrees that during the Term and any Renewal Term, Landlord shall not agree to any modification to existing parking entitlements that would diminish the parking available to Tenant, or impose a parking fee on Tenant, its employees or customers. Two (2) designated reserved parking spaces shall be provided for Tenant’s sole use in the surface parking area near the front entrance to the Building.

34.21. Tenant Signage. Tenant shall be entitled, at Landlord’s expense, to building-standard suite entry signage and a listing on the lobby directory. So long as Tenant has not assigned this Lease or sublet all or any part of the Premises to any entity other than Tenant’s Affiliate, Tenant shall be entitled, at its sole expense, to display one sign on the exterior of the Building above the first floor window line facing Little Patuxent Parkway in a location designated by Landlord. Such exterior sign shall be consistent with the existing Business Community signage system, and shall be approved in advance of installation by Landlord as to sign location, materials, construction, dimensions, colors, and message content. Upon expiration or sooner termination of the Term or if Tenant becomes ineligible to have the exterior sign, Tenant shall promptly remove the exterior sign at its sole expense. In the event Enterprise Business Partners’s logo sign on the exterior of the building is removed, then provided (i) Tenant has not Transferred this Lease to any entity other than Tenant’s Affiliate, (ii) Tenant has not exercised its right to reduce the Rental Area of the Premises, and (iii) Landlord has not executed a lease with another tenant for at least 63,985 square feet of Rental Area in the Building within one (1) year after the Enterprise sign is removed, then Tenant shall have a right of first offer for the installation of a sign consisting only of its logo in the same location as the Enterprise logo sign. Any such sign shall be designed and installed at Tenant’s expense in accordance with plans and specifications meeting applicable sign criteria and approved in writing by Landlord and shall be removed by Tenant at its cost upon the termination of this Lease or any earlier date as of which Tenant is no longer qualified to display such sign pursuant to clause (i) or (ii) above. Tenant acknowledges that Landlord may require monetary consideration for such prominent sign location. Simultaneously with installation of such sign, Tenant shall, at its cost, remove the exterior sign permitted by the second sentence of this Section 34.21. Within three (3) months after the Rent Commencement Date, Landlord will engage an architect/designer to prepare a sketch of a prominent location within the Building first floor lobby where Tenant’s corporate identity signage can be visibly displayed to all Building visitors, any such signage to meet building standard sign criteria and be fabricated and installed at Tenant’s cost.

34.22. Antennae/Equipment License Agreement. Tenant, at its sole cost and expense, shall have the right to install and operate a satellite antenna or dish and related equipment (the “Equipment”) necessary to transmit and receive signals from and to the Premises. The Equipment shall be placed on the roof of the Building by Landlord at Tenant’s expense and shall be subject to the further provisions of a certain Satellite Antennae/Dish Equipment License Agreement, the form of which is attached hereto as Schedule D. In the event Tenant exercises the right granted herein, Landlord and Tenant agree to execute said License Agreement.

34.23 Building Improvements.

The Landlord will complete the following Base Building Improvements at its expense prior to the Rental Commencement Date:

•	Modify the Building elevators to accept a card key for Tenant control of floor access ;
•	Base Building HVAC system repairs and as-needed replacements;
•	On the second and fifth floors, improve existing restrooms and/or construct new restrooms to comply with ADA regulations, including regulations for wheelchair and other handicapped access. Landlord shall provide Tenant with an allowance of $5,000.00, to partially defray the cost of constructing an ADA compliant restroom on the third floor.
•	Replace the carpet and fabric wall panels in the passenger elevators; Landlord will make a reasonable attempt to address the elevator finishes at the time of, but not necessarily coincident with, the Tenant Improvement work on the respective floors of the Building

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LANDLORD: 70 CC, LLC

By:
Authorized Officer

GP STRATEGIES CORPORATION

By:	/s/ Scott N. Greenberg
Name: Title:	Scott N. Greenberg Chief Executive Officer

If Tenant is a CORPORATION, the authorized officers shall sign on behalf of the corporation and indicate the capacity in which they are signing. This Lease must be executed by the president or vice president and attested by the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors provides otherwise. In that case, the bylaws or a certified copy of the resolution shall be attached to this Lease. The appropriate corporate seal must be affixed to the Lease.

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